Mike:

Thank you _________. I would like to welcome all participants to National Research Corporation’s third quarter 2004 conference call. My name is Mike Hays, CEO of National Research Corporation. Joining me today for the call is Patrick Beans, the company’s CFO. Before we begin the call, I would like to ask Pat to review conditions related to any forward-looking statments that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

The topics we plan on covering during the call today will start with highlights of our third quarter financial performance, which will be followed by a more detail review by Pat. After that I will provide you an update on the key metrics we introduced during our last call. We will also update you on various activities under way including H-CAHPS, the national standardized patient experience survey, and our sales expansion.

After our remarks we will open the call to questions and answers. Just a quick note on the Q&A portion. During our last call, several listeners had questions that did not get in the queue before the call ended. I would encourage all to register questions early to ensure they get covered.

Let me now turn to our third quarter financial performance.

Revenue for the third quarter ending September 30, 2004, was $9.3 million, the highest revenue quarter in the company’s history. The previous highest revenue quarter was third quarter 2003, in which we recorded revenue of $8.0 million.

Third quarter 2004 Earnings Per Share was, as well, a record for the company reaching $0.24 compared to $0.18 for the third quarter last year. The EPS growth rate of 32% on top line growth of 17%, showcases the opportunity for margin expansion on increased revenues.

For a more detailed review of third quarter performance, I would now like to turn the call over to Pat.

Pat:

During the third quarter 2004, NRC achieved record revenues of $9.3 million, exceeding the record $8 million in the third quarter 2003. This represented a 17% increase over the same period in 2003.

For the first nine months of 2004, NRC’s revenue increased 15% compared to the first nine months of 2003. The company’s revenue reached $23.3 million in 2004, compared to $20.2 million during the same period in 2003. This revenue growth is primarily the outcome of excellent renewals in 2003 and 2004, the cross-selling and increases in scope of current clients, and additional new clients

The net income for the third quarter of 2004 was $1.7 million or $0.24 per basic and diluted share, compared to $1.3 million or $0.18 per diluted share in the third quarter 2003.

The net income for the first nine months of 2004 was $3.6 million or $0.50 per basic and diluted share, compared to net income of $3.1 million or $0.43 per basic and diluted share during the same period in 2003. The year-to-date growth of earnings per share is 16%.

Now I would like to discuss our expenses looking at the third quarter, the balance of 2004, and into 2005.

Our direct expense as a percentage of revenue was 44.8% for the quarter, and 43.8% for the first nine months of 2004, which are both within the range of our model. During the third quarter, we do expense 100% of the production costs of the Healthcare Market Guide which causes an increase in the percentage of direct expenses for the quarter. We expect direct expenses to decrease slightly during the fourth quarter compared to the third quarter. Direct expenses annualized for 2004 and going into 2005 are expected to stay within the range of our model which is 43 to 45% of revenue.

Selling, General and Administrative expenses in total dollars have been $1.8 to $1.9 million during each of the first three quarters of 2004, for a total of $5.6 million for the nine months, compared to $4.4 million during the first nine months of 2003. An increase in SG&A during the first six months caused it to be outside our model, but with the higher revenues in the third quarter, the first nine months are now within our model and brings the year to date SG & A to 24% of revenue which is within our goal of 23 to 25% of revenue. For the fourth quarter, SG & A may grow slightly higher in absolute dollars, and as a percentage of revenue, will be slightly higher. We should finish the year 2004 within our expected range of 23 to 25% of revenue. The goal for 2005 will be the same range of 23-25% of revenue for SG & A expenses.

Depreciation and amortization was 5.8% of revenue during the third quarter 2004 and 6.4% for the first nine months. This is down from the 7.3% of revenue during the first nine months of 2003. The additional revenue during the third quarter helped lower last quarter’s percentage. For the fourth quarter of 2004, we expect a slight increase, however at year-end, depreciation and amortization as a percentage of revenue will remain within the model of 5.5 to 6.5%, which is also our estimated range for 2005.

Cash flow from operations for the first nine months of 2004 was $5.6 million. The company continues to improve its strong financial position. The balance sheet has improved again this quarter and should continue to improve even more during the last quarter of 2004. Cash and short-term investments as of September 30, 2004, were approximately $17.1 million, or $2.35 per share.

At this time, I would like to discuss our forecast for the year 2005. As always, our goal is to achieve a minimum 20% growth. Based upon the activities that we see in the marketplace, the base of recurring revenue, and our sales expansion efforts, our goal for earnings per share for the entire year 2005 is within the range of $0.90 per share to $0.93 per share. This EPS range would produce earnings growth over 2004 estimates, of between 22 and 26%. We will continue to provide each quarter’s earnings per share guidance for the current quarter as part of each earnings release.

I will now turn it back over to Mike for additional discussion.

Mike:

Thank you, Pat.

During our last earnings call, we introduced three additional metrics. I would like to provide an update for each of the three measures as of the quarter ending September 30.

The first measure is Net New Contract Value. As you’ll recall, Net New Contracts are new sales generated as a result of adding to the work we do for current clients, as well as being awarded contracts from completely new clients. This contract value of all new sales is then netted against reductions, if any, in current clients’ contract value. It is our intent that this metric measure our ability to continually generate incremental revenue without respect as to when that work will be performed.

Year-to-date, Net New Contracts for our performance measurement and improvement products increased 28% over the same period in 2003. As previously reported, this metric at the end of second quarter 2004, showed an increase of 32% year-to-date over 2003.

Just a reminder that given by far, the largest proportion of any one year’s revenue is from recurring revenue carried forward from the previous year, it would be unwise to relate the 28 to 32% increase in new sales to the entire revenue base as your method of forecasting our overall growth rates. Our overall minimum growth rate goal remains at 20%.

Our strong performance in adding new business is a direct result of our sales expansion plan which kicked off exactly one year ago. I will provide you an update on actual performance to plan here in a few minutes.

The second measure we introduced relates to our ability to add new clients for Healthcare Market Guide, our highly profitable syndicated product. For the first nine months of this year, we added 32 new clients to the base of Healthcare Market Guide subscribers. Revenue from new clients was up 38% for the first nine months of 2004, compared to the revenue generated from new HCMG clients during the same nine month period in 2003. By way of comparison, we reported on our last call a 28% increase for the first six months of the year compared to its previous period. Overall we are very happy with our ability to increase our penetration of the 1,400 possible HCMG subscribers.

The third metric we reported was Total Recurring Contract Value. This measure represents the annualized dollar value of ongoing projects. Within any one year, ongoing or recurring projects account for 90% of the Company’s total revenues. The remaining 10% of revenue is driven by one-time studies or, in the case of some new clients, projects that are designed to demonstrate our capabilities before an ongoing contract is entered into. Total Recurring Contract Value as of September 30, 2004, was $29,561,000, up 20.4% from September 30, 2003. This compares to TCV growth of 19% reported during our last call.

Let me now update you on the H-CAHPS rollout.

The timetable remains the same as reported 90 days ago. During January 2005, the “dry run” is set to start pending the release of the survey which we will happen in the next few weeks. The dry run is the opportunity for hospitals to gain experience with the H-CAHPS survey in advance of the formal data collection period which is set to start in the spring of 2005. After all data collection and analysis are completed, the hospitals will have a period of time to review their survey results before being publicly reported in early 2006.

We have found that hospitals value gaining early experience with the survey. In fact, NRC used the new H-CAHPS survey in the largest test of the tool to date with 200 hospitals in California. Results for each of the 200 hospitals were publicly reported this past September. We assume many more hospitals will desire the same “heads up” come January as did hospitals in California.

Before I review our sales expansion activities, let me remind you that I will then open the call to Q&A.

Our three-year plan to expand our direct sales force has been in place exactly one year. Without exception, actual performance is ahead of plan by all measures. We are generating more sales and faster than anticipated. If the plan execution continues as it has once the full complement of 36 new sales associates are all hitting full quota, which per plan would be fourth quarter 2006, we could be generating $18 to $20 million in new contract value each year. Given the category expansion we see this growth as sustainable for many years to come.

________, I would now open the call to questions.

In summary, I want to repeat the earnings guidance that Pat reviewed earlier. For the year ending December 2005, we anticipate EPS to be in the range of $0.90 to $0.93.

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